EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-195658, and Form S-8, Nos. 333-138181, 333-161361, 333-174129, and 333-205360) of our report dated March 18, 2015, with respect to the consolidated financial statements of LeMaitre Vascular, Inc. as of December 31, 2014 and for each of the two years in the period ended December 31, 2014, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 10, 2016